Exhibit 4.3

Form of Series B Note

[FORM OF FACE OF SERIES B NOTE]

[Depository Legend, if applicable]

[OID Legend, if applicable]

[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto](1) CUSIP NO.

THE READER’S DIGEST ASSOCIATION, INC.

Floating Rate Senior Secured Notes due 2017

The Reader’s Digest Association, Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],(1) or its registered assigns, the principal sum of                                Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],(1) on February 15, 2017.

Interest Payment Dates:  February 15, May 15, August 15 and November 15                  commencing on May 15, 2010

Record Dates:  February 1, May 1, August 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

(1)  Insert in Global Notes only

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

THE READER’S DIGEST ASSOCIATION, INC.

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.

By:
Authorized Officer	Date:

[FORM OF REVERSE SIDE OF NOTE]

THE READER’S DIGEST ASSOCIATION, INC.

Floating Rate Senior Secured Notes due 2017

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.   Interest

The Reader’s Digest Association, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum, reset quarterly, equal to LIBOR (as defined below) (subject to a LIBOR floor of 3.0%) plus 6.50%, as determined by the Calculation Agent, which shall initially be the Trustee under the Indenture and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 11, 2010.  The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest on overdue installments of interest (including Additional Interest) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year based on the actual number of days elapsed.

The Issuer shall make each interest payment in cash quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2010, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of Notes on the immediately preceding February 1, May 1, August 1 and November 1.  LIBOR will be determined with respect to an interest period on the second London Banking Day preceding the first day of the interest period.  The interest rate for each Interest Period (as defined below), other than the Interest Period commencing February 11, 2010 and continuing until May 14, 2010, for which the interest rate shall be LIBOR plus 6.50% (subject to a LIBOR floor of 3.0%), shall be adjusted with effect from the Interest Payment Date on which such interest period begins.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes outstanding.  The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.  All percentages resulting from any calculation of interest will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% or (0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include February 11, 2010 and end on and include May 14, 2010.

“LIBOR” with respect to an Interest Period, shall be the greater of (a) 3.0% or (b) the interest rate determined by the Calculation Agent as follows: (1) the arithmetic mean of the offered rates for deposits in U.S. dollars for the three-month period that appear on “Reuters Page LIBOR 01” (or if such page by its terms provides for a single rate, such single rate) at approximately 11:00 a.m., London time, on the date that is the second London Banking Day before the interest determination date.  “Reuters Page LIBOR 01” means the display page designated as “LIBOR 01” on the Reuters service for the purpose of displaying London interbank offered rates of major banks, or any successor page on the Reuters service selected by the Issuer with the consent of the Calculation Agent, or if the Issuer determines that no such successor service exists on Reuters, an equivalent page on any successor service selected by the Issuer with the consent of the Calculation Agent, (2) if a rate cannot be determined under clause (1) above, the Calculation Agent shall determine LIBOR on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the Calculation Agent after consulting with the Issuer) at approximately 11:00 a.m., London time, on the date that is the second London Banking Day before the interest determination date to prime banks in the London interbank market for a period of three months in principal amounts of at least $1,000,000, which rates are representative for single transactions in such market at such time. In such case, the Calculation Agent shall request the principal London office of each such major bank to provide a quotation of that rate.  If at least two such quotations are provided, LIBOR for the applicable interest reset date will be the arithmetic mean of the quotations. If fewer than two such quotations are provided as requested, LIBOR for the applicable interest reset date shall be the arithmetic mean of the rates quoted by three major banks in New York City, New York (selected by the Calculation Agent after consulting with the Issuer) at approximately 11:00 a.m. New York time, on the date that is the second London Banking Day before the interest determination date for the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on such interest reset date and in a principal amount equal to an amount not less than $1,000,000, which rates are representative for single transactions in such market at such time.  If fewer than three quotations are provided as requested, LIBOR for the following interest period shall be the same as the rate determined for the then current interest period.

“London Banking Day” means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

In no event shall the actual interest rate exceed that permitted by New York law as the same may be modified by United States law of general application.  The Calculation Agent will, upon the request of any Holder, provide the interest rate then in effect with respect to the Notes.  All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Issuer, the Guarantors and the Holders.

2.   Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding February 1, May 1, August 1 and November 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Issuer, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depositary Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.   Paying Agent and Registrar

The Issuer initially appoints Wells Fargo Bank, National Association (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar or Paying Agent without prior notice to the Holders.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.   Indenture

The Issuer issued the Notes under an Indenture dated as of February 11, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among RD Escrow Corporation, the Issuer, RDA Holding Co. (“Holdings”), the subsidiary guarantors party thereto (together with Holdings, the “Guarantors”), the Trustee and Wilmington Trust FSB, as collateral agent (the “Collateral Agent”).  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15

U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”).  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior secured obligations of the Issuer.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the Floating Rate Senior Secured Notes, Series B, due 2017 referred to in the Indenture.  The Notes include (i) $525,000,000 principal amount of the Issuer’s Floating Rate Senior Secured Notes, Series A, due 2017 issued under the Indenture on February 11, 2010 (the “Initial Notes”), (ii) if and when issued, additional Floating Rate Senior Secured Notes, Series A, due 2017 or Floating Rate Senior Secured Notes, Series B, due 2017 of the Issuer that may be issued from time to time under the Indenture subsequent to February 11, 2010 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Issuer’s Floating Rate Senior Secured Notes, Series B, due 2017 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”).  The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture and the Security Documents.  The Indenture imposes certain limitations on the incurrence of indebtedness and issuance of disqualified stock and preferred stock, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations.  The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.   Guarantees and Security

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture, the Note and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guarantee (and future guarantors, together with the Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on a senior secured basis pursuant to the terms of the Indenture.

The Notes are secured by first-priority Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the Security Documents.  The Collateral Agent holds the Collateral in trust for the benefit of the holders of the Priority Payment Lien Obligations and the Trustee and the Holders, in each case pursuant to the Security Documents.  The Collateral will also secure on a first-priority basis obligations under Priority Payment Lien Obligations and Indebtedness and other Obligations permitted under the Indenture to be secured on a first-priority lien basis.  Under the terms of the Security Documents, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) shall be applied first to repay Priority Payment Lien Obligations.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

6.   Redemption

At any time prior to February 15, 2013, the Issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice by first-class mail, postage prepaid, to the registered address of each Holder of Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Prior to February 15, 2013, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the interest rate per annum on the Notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest and Additional Interest, thereon, if any, to but excluding the Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net proceeds are contributed to the Issuer; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

Except as set forth above, the Notes will not be redeemable at the Issuer’s option prior to February 15, 2013.

On and after February 15, 2013 the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon and Additional Interest, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15, of each of the years indicated in the table below:

Period	Percentage

2013	104.000%
2014	103.000%
2015	102.000%
2016 and thereafter	100.000%

Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess of: (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 15, 2013 (such redemption price being set forth in the table above), plus (ii) all remaining required interest payments (calculated assuming the then current applicable interest rate) due on such Note through February 15, 2013 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over(b) the principal amount of such Note.

 “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2013; provided, however, that if the period from the redemption date to February 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

If for any fiscal year of the Issuer, commencing with the fiscal year ending nearest December 31, 2010, the Issuer has Excess Cash Flow, the Issuer will be required within 135 days after the end of such fiscal year to consummate an offer to repurchase Notes (in integral multiples of $1,000 except that no Note may be tendered in part if the remaining principal amount would be less than $2,000) from Holders of the Notes and, at the Issuer’s option, from the holders of any Pari Passu Payment Lien Obligations and Priority Payment Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the Excess Cash Flow (an “Excess Cash Flow Offer”), which offer shall be in an aggregate amount equal to the excess of (i) the Notes First Lien Percentage (determined as of the last day of such fiscal year) of 50% of Excess Cash Flow for such fiscal year over (ii) (x) the aggregate principal amount of Notes optionally redeemed or optionally repurchased (in open market transactions, by tender offer or otherwise but excluding, for the avoidance of doubt,

Notes purchased pursuant to an Excess Cash Flow Offer, Collateral Disposition Offer or Asset Sale Offer by the Issuer during such fiscal year) or, if lesser, (y) the aggregate purchase or redemption price paid by the Issuer for all such redemptions and repurchases referred to in subclause (x) above during such fiscal year (the “Excess Cash Flow Offer Amount”), on a pro rata basis according to principal amount but subject to such rounding as may be determined by the Trustee to ensure Notes are purchased in the denominations provided above, at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in Sections 5.1 through 5.6 of the Indenture.

Notwithstanding the foregoing, the Issuer will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with the Indenture unless the Excess Cash Flow Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $10.0 million (with lesser amounts in excess of $1.0 million being carried forward for the purposes of determining whether the $10.0 million threshold has been met for any future period).

Except as set forth in paragraph 5 above, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.   Repurchase Provisions

If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

8.   Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.   Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.   Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Issuer for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

11.   Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes, the Indenture and the Security Documents if the Issuer deposits with the Trustee money or U.S. Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12.   Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Security Documents and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture, the Security Documents and the Notes as provided in the Indenture.  Without the consent of the Holders of at least 75% in principal amount of Notes then outstanding, no amendment, supplement or waiver may modify any Security Document or the provisions in this Indenture dealing with Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with this Indenture and the Security Documents.

13.   Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Restricted Subsidiaries) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, and any other monetary obligations on all the Notes to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest (including Additional Interest) and any other monetary obligations shall be due and payable immediately.  If a bankruptcy, insolvency or reorganization of the Issuer or certain Restricted Subsidiaries occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest) and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.   Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

15.   No Recourse Against Others

An incorporator, director, officer, employee or stockholder of the Issuer or any Guarantor or any of their parent entities (other than the Issuer and the Guarantors), solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, the Security Documents or the Junior Lien Intercreditor Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are a part of the consideration for the issuance of the Notes.

16.   Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.   Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.   CUSIP, Common Code and ISIN Numbers

The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.   Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

The Reader’s Digest Association, Inc.

Reader’s Digest Road

Pleasantville, New York 10570

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5, 3.10 or 5.9 of the Indenture, check either box:

☐	☐	☐
3.5	3.10	5.9

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5, 3.10 or 5.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof):  $                                          and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                            ..

Date:	Your Signature

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.